Exhibit 99.1

Avatech Secures Major Equity Infusions by Institutional Investors

$6 Million Raised to Pay Down Debt

BALTIMORE, MARYLAND – June 15, 2006 – Avatech Solutions, Inc. (AVSO.OB), the nationwide technology experts for design, engineering and facilities management, today announced that it recently closed two major equity investments, totaling $6 million, with four institutional investors. The Company used the proceeds along with borrowings on its line of credit to pay off the outstanding principal of a $6.5 million short-term note that it executed in connection with a recent acquisition.

The first investment was a $4 million private placement of 10% convertible preferred stock to The Tail Wind Fund Ltd. and Solomon Strategic Holdings, Inc., both London-advised investment funds. The preferred stock has a conversion price, subject to adjustment, of $2.00 per share and the investors also received warrants to purchase 800,000 shares of the Company’s common stock at a price of $2.40 per share, exercisable at any time until June 12, 2010.

The second transaction consisted of a sale of 1,000,000 shares of the Company’s common stock to Pacific Asset Partners of San Francisco and New York-based Sigma Opportunity Fund, LLC, for a purchase price of $2.00 per share, or $2,000,000. This transaction also provides those investors with common stock warrants which are exercisable for up to a combined total of 600,000 shares of the Company’s common stock at any time until June 14, 2010, at an exercise price of $2.00 per share.

Avatech previously announced that it had signed a nonbinding term sheet for a $20 million investment from a private equity firm, but after subsequent discussions, Avatech and the fund mutually agreed not to pursue that investment transaction.

“As we have stated many times, mergers and acquisitions are fundamental to our growth strategy,” commented Scotty Walsh, Avatech’s CEO. “This investment provides us with permanent capital for the recent acquisition of Sterling Systems & Consulting by allowing us to reduce the short-term bank debt we incurred to close that transaction. Avatech will also reap the benefits of a close relationship with four new institutional investors who understand our business and have shown support for our strategy.”

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is a nationwide design automation and technology services company providing innovative solutions that enable clients to more effectively design, develop, and manage projects, products, and facilities. Avatech experts give customers a competitive advantage through technology consulting, implementation, integration, training and support services exclusively for the design, engineering, and facilities management industries. Headquartered in Owings Mills, Maryland, Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. Customers include industry leaders from the Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

All brand names, product names, or trademarks belong to their respective holders.

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Media Contacts:

Jean Schaeffer	Cyrus Mavalwala
Avatech Solutions, Inc.	Cross Border Communications
Phone +1 (410) 581-8080 Fax +1 (410) 753-1591	Phone +1 (416) 226-6551